UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011 (August 20, 2011)

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

As previously announced, on July 14, 2011, Petrohawk Energy Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (“BHP Billiton Limited”), BHP Billiton Petroleum (North America) Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of BHP Billiton Limited, and North America Holdings II Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, pursuant to which Purchaser commenced an offer (the “Offer”) on July 25, 2011 to acquire all of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Shares”), for $38.75 per Share, net to the seller in cash (the “Offer Price”), without interest.

The Offer expired at 12:00 midnight, New York City time, at the end of Friday, August 19, 2011 (the “Expiration Date”). According to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), as of the Expiration Date, approximately 293.9 million Shares had been validly tendered and not withdrawn pursuant to the Offer, including approximately 36.0 million Shares tendered by guaranteed delivery, which tendered shares represent approximately 97.4% of the total outstanding Shares.  On August 20, 2011, Purchaser accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date (such time of acceptance for payment, the “Acceptance Time”).

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

As described in the Introductory Note above, at the Acceptance Time, Purchaser accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. As a result of the acceptance of such Shares, under the terms of each of the Indenture, by and among the Company, the guarantors party thereto and U.S. Bank Trust National Association, as Trustee (the “Trustee”), dated as of January 27, 2009, and the Indenture, by and among the Company, the guarantors party thereto and the Trustee, dated as of May 13, 2008 (in each case, as heretofore amended and supplemented, the “Indentures”), pursuant to which the Company issued $600 million aggregate principal amount of 10.5% Senior Notes due 2014 (the “2014 Notes”) and $800 million aggregate principal amount of 7.875% Senior Notes due 2015 (the “2015 Notes” and, together with the 2014 Notes, the “Notes”), respectively, a Change of Control (as defined in each of the Indentures) occurred. Upon such Change of Control, Section 4.11 of each of the Indentures requires that, within 30 days thereafter, the Company must mail a notice to each holder of the Notes stating that a Change of Control has occurred and containing an offer to purchase such Notes, on a date not earlier than 30 days nor later than 60 days after the date such notice is mailed, at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

In connection with Purchaser’s acceptance of Shares tendered into the Offer, effective as of the Acceptance Time, Deloitte & Touche LLP (“Deloitte”) was dismissed as the Company’s independent registered public accounting firm. Deloitte’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2010 and December 31, 2009 and in the subsequent interim period through the Acceptance Time, there were (i) no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure between the Company and Deloitte, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports for such years and interim period, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

In accordance with Item 304(a)(3) of Regulation S-K, the Company has provided Deloitte with a copy of the disclosures the Company is making in this Item 4.01 prior to the time this Current Report on Form 8-K was filed with the Securities and Exchange Commission (the “SEC”). The Company requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements made in this Item 4.01. A copy of such letter, dated August 24, 2011, is filed as Exhibit 16.1 hereto.

Item 5.01.	Changes in Control of Registrant.

As described in the Introductory Note above, at the Acceptance Time, Purchaser accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. As a result of the acceptance of such Shares, a change in control of the Company occurred. The funds for the purchase of Shares by the Purchaser pursuant to the Offer came from equity investments and inter-company loans from BHP Billiton Limited and its affiliates, which in turn obtained such funds from its available cash, borrowings under other existing funding arrangements, including its U.S. commercial paper program, and/or borrowings under two credit facilities entered into on August 17, 2011 in an aggregate amount of $7.5 billion as follows: (i) a $5 billion 364-day term loan facility, and (ii) a $2.5 billion 364-day multicurrency revolving loan facility, incorporating a $1 billion U.S. dollar and euro swingline facility.

As the final step of the acquisition process and following payment for all shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date, Parent and Purchaser expect to effect as promptly as practicable a short-form merger under Delaware law of Purchaser with and into the Company, with the Company being the surviving corporation (the “Merger”).  At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares then owned by Parent, the Company or any of their respective direct or indirect wholly owned subsidiaries, in each case other than on behalf of third parties, and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger) will cease to be issued and outstanding and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest. Following the Merger, Shares will no longer be listed on the New York Stock Exchange.

The disclosure contained in the Introductory Note and in Item 5.02 is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on July 20, 2011.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2011, pursuant to the terms of the Merger Agreement, upon the payment for Shares tendered into the Offer, Parent became entitled to designate a number of individuals to the Company’s Board of Directors (the “Board”) that constitute a majority of the Board.  The following directors resigned from the Board effective as of such payment on August 24, 2011: Floyd C. Wilson, Thomas Fuller, Robert G. Raynolds, Stephen P. Smiley, Robert C. Stone, Jr. and Christopher A. Viggiano. Following the effectiveness of such resignations, in accordance with the terms of the Merger Agreement, the Board filled the vacancies created by such resignations by appointing the following designees of Parent to serve as directors of the Company: J. Michael Yeager, David D. Powell, Jeffrey L. Sahlberg and Nigel H. Smith. Information regarding such designees has been previously disclosed in the Information Statement contained in the Schedule 14D-9, which was filed by the Company with the SEC on July 25, 2011 and is incorporated herein by reference.

The disclosure contained in the Introductory Note is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on July 20, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Reference is made to the Exhibit Index hereto with respect to the exhibits filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: August 24, 2011	By:	/s/ C. Byron Charboneau
	Name:	C. Byron Charboneau
	Title:	Vice President—Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from Deloitte & Touche LLP, dated August 24, 2011.